
                                                                     EXHIBIT 2.1













                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                by and between

                            NIPSCO INDUSTRIES, INC.

                                      and

                             BAY STATE GAS COMPANY

                         dated as of December 18, 1997

                                      and

                    amended and restated as of March 4, 1998






                                      A-i
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                               TABLE OF CONTENTS

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ARTICLE I
  THE MERGER.................................................................   A-1
   1.1  The Merger...........................................................   A-1
   1.2  The Alternative Merger...............................................   A-1
   1.3  Closing..............................................................   A-2
   1.4  Effective Time.......................................................   A-2
   1.5  Articles of Organization.............................................   A-2
   1.6  By-Laws..............................................................   A-2
   1.7  Directors............................................................   A-2
   1.8  Officers.............................................................   A-2

ARTICLE II
  CONVERSION OF SHARES.......................................................   A-3
   2.1  Conversion of Acquisition Shares.....................................   A-3
   2.2  Conversion of Company Shares.........................................   A-3
        2.2.1  Outstanding Shares of Company Common Stock....................   A-3
        2.2.2  Cash Election.................................................   A-4
        2.2.3  Cash Election Shares..........................................   A-4
        2.2.4  Form of Election..............................................   A-4
        2.2.5  Deemed Non-Election...........................................   A-4
        2.2.6  Election Deadline.............................................   A-4
        2.2.7  Treasury Shares...............................................   A-4
        2.2.8  Adjustment Per Tax Opinion....................................   A-4
        2.2.9  Adjustments to Prevent Dilution...............................   A-4
   2.3  Exchange of Certificates and Related Matters.........................   A-4
        2.3.1  Paying Agent..................................................   A-4
        2.3.2  Letter of Transmittal.........................................   A-5
        2.3.3  Exchange Procedures...........................................   A-5
        2.3.4  Distributions with Respect to Unexchanged Shares..............   A-5
        2.3.5  No Further Ownership Rights in Company Shares.................   A-6
        2.3.6  No Fractional Shares..........................................   A-6
        2.3.7  Termination of Paying Agent...................................   A-6
        2.3.8  No Liability..................................................   A-6
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................   A-6
   3.1  Organization, Standing and Corporate Power...........................   A-7
   3.2  Capital Structure....................................................   A-7
   3.3  Subsidiaries.........................................................   A-7
   3.4  Authority; Noncontravention..........................................   A-8
   3.5  SEC Documents and Financial Statements...............................   A-9
   3.6  Absence of Certain Changes or Events.................................   A-9
   3.7  Real and Personal Property...........................................  A-10
   3.8  Employee Matters; ERISA..............................................  A-10
   3.9  Taxes................................................................  A-13
        3.9.1  Filing of Timely Tax Returns..................................  A-13
        3.9.2  Payment of Taxes..............................................  A-13
        3.9.3  Tax Reserves..................................................  A-13
        3.9.4  Tax Liens.....................................................  A-13
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     3.9.5   Withholding Taxes...............................................  A-13
     3.9.6   Extensions of Time for Filing Tax Returns.......................  A-13
     3.9.7   Waivers of Statute of Limitations...............................  A-13
     3.9.8   Expiration of Statute of Limitations............................  A-14
     3.9.9   Audit Administrative and Court Proceedings......................  A-14
     3.9.10  Powers of Attorney..............................................  A-14
     3.9.11  Tax Rulings.....................................................  A-14
     3.9.12  Availability of Tax Returns.....................................  A-14
     3.9.13  Tax-Sharing Agreements..........................................  A-14
     3.9.14  Code Section 341(f).............................................  A-14
     3.9.15  Code Section 168................................................  A-14
     3.9.16  Code Section 481 Adjustments....................................  A-14
     3.9.17  Code Section 6661 and 6662......................................  A-14
     3.9.18  Code Section 280G...............................................  A-14
     3.9.19  NOLS............................................................  A-14
     3.9.20  Credit Carryovers...............................................  A-15
     3.9.21  Code Section 338 Elections......................................  A-15
     3.9.22  Acquisition Indebtedness........................................  A-15
     3.9.23  Intercompany Transactions.......................................  A-15
     3.9.24  Liability for Others............................................  A-15
   3.10  Compliance with Applicable Laws.....................................  A-15
   3.11  Environmental Protection............................................  A-15
   3.12  Litigation..........................................................  A-17
   3.13  Labor Relations.....................................................  A-17
   3.14  Intellectual Property...............................................  A-18
   3.15  No Default..........................................................  A-19
   3.16  Regulation as a Utility.............................................  A-19
   3.17  Insurance...........................................................  A-19
   3.18  Voting Requirements.................................................  A-19
   3.19  Brokers.............................................................  A-19
   3.20  Opinion of Financial Advisor........................................  A-19
   3.21  Change in Business Relationships....................................  A-19
   3.22  Material Contracts..................................................  A-20
   3.23  Commodity Derivatives and Credit Exposure Matters...................  A-20
   3.24  No Omissions........................................................  A-20

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF NIPSCO...................................  A-20
   4.1  Organization, Standing and Corporate Power...........................  A-21
   4.2  Nipsco Capital Structure.............................................  A-21
   4.3  Subsidiaries.........................................................  A-21
   4.4  Authority; Noncontravention..........................................  A-21
   4.5  Nipsco SEC Documents and Financial Statements........................  A-22
   4.6  Absence of Certain Changes or Events.................................  A-22
   4.7  Employee Matters; ERISA..............................................  A-22
   4.8  Taxes................................................................  A-22
        4.8.1  Filing of Timely Tax Returns..................................  A-22
        4.8.2  Payment of Taxes..............................................  A-22
   4.9  Environmental Matters................................................  A-22
        4.9.1  Environmental Matters.........................................  A-22
   4.10 Brokers..............................................................  A-23
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   4.11 No Omissions......................................................  A-23
   4.12 Regulation as a Utility...........................................  A-23
   4.13 Compliance........................................................  A-23

ARTICLE V
  ADDITIONAL AGREEMENTS...................................................  A-23
   5.1  Preparation of Registration Statement and Proxy Statement.........  A-23
     5.1.1  Registration Statement; Proxy Statement.......................  A-24
     5.1.2  Company Information...........................................  A-24
     5.1.3  Nipsco Information............................................  A-24
   5.2  Meeting of the Company's Shareholders.............................  A-24
   5.3  Affiliates and Certain Shareholders...............................  A-26
   5.4  Best Efforts......................................................  A-26
   5.5  Letter of the Company's Accountants...............................  A-26
   5.6  Letter of Nipsco's Accountants....................................  A-26
   5.7  Access to Information; Confidentiality............................  A-26
   5.8  Public Announcements..............................................  A-27
   5.9  Acquisition Proposals.............................................  A-27
   5.10 Fiduciary Duties..................................................  A-27
   5.11 Filings; Other Action.............................................  A-28
     5.11.1 HSR Act.......................................................  A-28
     5.11.2 Other Regulatory Approvals....................................  A-28
     5.11.3 Other Approvals...............................................  A-28
   5.12 Stock Exchange Listings...........................................  A-28
   5.13 Indemnification...................................................  A-28
   5.14 Representation on Nipsco Board....................................  A-29
   5.15 Cooperation, Notification.........................................  A-29
   5.16 Termination of Company Dividend Reinvestment Plan.................  A-29
   5.17 Federal Income Tax Treatment......................................  A-29
   5.18 Termination of Shareholder Rights Plan............................  A-29
   5.19 Actions Relating to Acquisition...................................  A-29
   5.20 Recognition of Existing Contracts.................................  A-29
   5.21 Redemption of Company Preferred Stock.............................  A-29
   5.22 Company Stock Options.............................................  A-29

ARTICLE VI
  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...............  A-30
   6.1  Conduct of Business of Company Pending the Merger.................  A-30
     6.1.1  Ordinary Course of Business...................................  A-30
     6.1.2  Dividends; Changes in Stock...................................  A-30
     6.1.3  Issuance of Securities........................................  A-31
     6.1.4  Capital Expenditures..........................................  A-31
     6.1.5  No Acquisitions...............................................  A-31
     6.1.6  No Dispositions...............................................  A-31
     6.1.7  No Dissolution, Etc...........................................  A-31
     6.1.8  Limitation on Investment in Joint Ventures....................  A-31
     6.1.9  Certain Employee Matters......................................  A-31
     6.1.10 Indebtedness; Leases..........................................  A-32
     6.1.11 Governing Documents...........................................  A-32
     6.1.12 Accounting....................................................  A-32
     6.1.13 Rate Matters..................................................  A-32
     6.1.14 Gas Transmission and Storage..................................  A-32
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     6.1.15 Contracts.....................................................  A-33
     6.1.16 Insurance.....................................................  A-33
     6.1.17 Permits.......................................................  A-33
     6.1.18 Discharge of Liabilities......................................  A-33
     6.1.19 1935 Act......................................................  A-33
     6.1.20 Tax Matters...................................................  A-33
     6.1.21 Tax Status....................................................  A-33
   6.2  Management of the Company and its Subsidiaries....................  A-33
   6.3  Conduct of Business of Nipsco Pending the Merger..................  A-33
   6.4  Other Actions.....................................................  A-33

ARTICLE VII
  CONDITIONS PRECEDENT....................................................  A-34
   7.1  Conditions to Each Party's Obligation to Effect the Merger........  A-34
     7.1.1  Company Shareholder Approval..................................  A-34
     7.1.2  Governmental and Regulatory Consents..........................  A-34
     7.1.3  HSR Act.......................................................  A-34
     7.1.4  No Injunctions or Restraints..................................  A-34
     7.1.5  NYSE Listing..................................................  A-34
     7.1.6  Registration Statement........................................  A-34
     7.1.7  Share Purchase Rights.........................................  A-34
   7.2  Conditions to Obligations of Nipsco...............................  A-34
     7.2.1  Representations and Warranties................................  A-34
     7.2.2  Performance of Obligations of the Company.....................  A-34
     7.2.3  Tax Opinion...................................................  A-35
     7.2.4  Consents and Approvals........................................  A-35
   7.3  Conditions to Obligation of the Company...........................  A-35
     7.3.1  Representations and Warranties................................  A-35
     7.3.2  Performance of Obligations of Nipsco..........................  A-35
     7.3.3  Tax Opinion...................................................  A-35
     7.3.4  Consents and Approvals........................................  A-35

ARTICLE VIII
  TERMINATION, AMENDMENT AND WAIVER.......................................  A-35
   8.1  Termination.......................................................  A-35
   8.2  Effect of Termination.............................................  A-36
   8.3  Amendment.........................................................  A-37
   8.4  Extension; Waiver.................................................  A-37
   8.5  Procedure for Termination, Amendment, Extension or Waiver.........  A-37

ARTICLE IX
  SURVIVAL OF PROVISIONS..................................................  A-37
   9.1  Survival..........................................................  A-37

ARTICLE X
  NOTICES.................................................................  A-37
  10.1  Notices...........................................................  A-37
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ARTICLE XI
  MISCELLANEOUS............................................................ A-38
  11.1  Entire Agreement................................................... A-38
  11.2  Expenses........................................................... A-39
  11.3  Counterparts....................................................... A-39
  11.4  No Third Party Beneficiary......................................... A-39
  11.5  Governing Law...................................................... A-39
  11.6  Assignment; Binding Effect......................................... A-39
  11.7  Headings, Gender, etc.............................................. A-39
  11.8  Invalid Provisions................................................. A-39

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 18th day of December, 1997, and amended and restated as of the 4th day of March, 1998, by and among NIPSCO Industries, Inc., an Indiana corporation ("Nipsco"), and Bay State Gas Company, a Massachusetts corporation (the "Company").

                                   PREAMBLE

  Whereas, the respective boards of directors of Nipsco and the Company have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective shareholders and have approved the Merger, upon the terms and subject to the conditions set forth herein;

  Whereas, Nipsco and the Company intend that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  Whereas, Nipsco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

  Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company shall be merged with and into a corporation to be organized as a wholly-owned subsidiary of Nipsco under the laws of the Commonwealth of Massachusetts ("Acquisition") (the "Merger"), in accordance with the Massachusetts Gas and Electricity Law (the "MGEL") and Massachusetts Business Corporation Law (the "MBCL"), and the separate corporate existence of the Company shall cease and Acquisition shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the Commonwealth of Massachusetts with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the MGEL and MBCL. The Merger shall have the effects set forth in the MGEL and MBCL.

  1.2 The Alternative Merger.

    1.2.1 If at any time prior to December 31, 1998, (a) it becomes possible under the laws relating to incorporation and to public utilities applicable to the Company and its wholly owned subsidiary, Northern Utilities, Inc. ("Northern"), to merge the Company into Nipsco's wholly owned subsidiary, Northern Indiana Public Service Company, followed immediately by the merger of Northern into Northern Indiana Public Service Company (the "Alternative Merger") and (b) the Securities and Exchange Commission (the "SEC") has not approved, nor has the staff of the SEC recommended that the SEC approve, the application for the Merger under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), then, subject to Section 1.2.3 and the other terms and conditions of the Agreement, the form of the transaction contemplated by this Agreement will be revised to provide for the Alternative Merger, including establishing the consideration to be used in the merger of Northern into Northern Indiana Public Service Company to meet the requirements of a tax-free reorganization pursuant to Section 368 of the Code, and the parties shall amend the terms of this Agreement to make them consistent with the Alternative Merger;

  provided, however, that so long as the parties are using their best efforts to consummate the Alternative Merger, the parties may simultaneously continue to pursue the regulatory approvals necessary for the Merger if it is practicable to do so in a manner that will not unduly delay the consummation of the Alternative Merger.

    1.2.2 Notwithstanding Sections 1.1 and 1.2.1, if by December 31, 1998, none of the following conditions has been met: (a) the Alternative Merger has become legally possible; (b) the SEC has approved the application for the Merger under the 1935 Act; (c) the SEC staff has recommended that the SEC approve the application for the Merger under the 1935 Act, or (d) the 1935 Act has been, or subject only to the passage of time up to the time specified in Section 8.1.2 (iii) will be, repealed or amended in relevant manner to permit the Merger, then either party may terminate this Agreement pursuant to Section 8.1.2(iii) of this Agreement.

    1.2.3 The parties hereto acknowledge that, in the absence of regulatory constraints under the 1935 Act, it would be preferable to effect the Merger and for the Alternative Merger not to be effected. Accordingly, if at the time all other conditions to the parties' respective obligations to consummate this Agreement have been satisfied or waived, the 1935 Act has been, or subject only to the passage of time up to the time specified in
  Section 8.1.2 (iii) will be, repealed or amended in relevant manner to permit the Merger, the parties shall effect the Merger.

  1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII shall have been fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Schiff Hardin & Waite ("SH&W"), 7200 Sears Tower, Chicago, Illinois 60606, unless the parties hereto agree to another date, time or place.

  1.4 Effective Time. The parties hereto shall file with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary") on the date of the Closing (or on such other date as Nipsco and the Company may agree) articles of merger or other appropriate documents, mutually satisfactory in form and substance to Nipsco and the Company and executed in accordance with the relevant provisions of the MGEL and the MBCL, and shall make all other filings or recordings required under the MGEL and the MBCL in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Massachusetts Secretary, or at such later time as is specified in the articles of merger (the "Effective Time").

  1.5 Articles of Organization. The articles of organization of Acquisition as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

  1.6 By-Laws. The by-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the "By-Laws") until thereafter amended as provided by law, the By-Laws or the Charter.

  1.7 Directors. The board of directors of the Surviving Corporation from and after the Effective Time shall be comprised of those individuals listed on
Schedule 1.7 hereto, such directors to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Charter or By-Laws or as otherwise provided by law.

  1.8 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Charter or By-Laws or as otherwise provided by law.

                                  ARTICLE II

                             CONVERSION OF SHARES

  2.1 Conversion of Acquisition Shares. Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the Merger as one share of common stock of the Surviving Corporation.

  2.2 Conversion of Company Shares.

    2.2.1 Outstanding Shares of Company Common Stock. Subject to the provisions of this Section 2.2, each share of common stock, par value $3.33 1/3 per share of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
  (i) $40.00 in cash (the "Cash Price"), or (ii) such number or fraction thereof validly issued, fully paid and nonassessable shares of common stock, without par value, of Nipsco ("Nipsco Common Shares") determined by dividing the Cash Price by the Nipsco Share Price (as defined below) (the "Exchange Ratio") or (iii) the right to receive a combination of cash and Nipsco Common Shares determined in accordance with Section 2.2.2 or Section
  2.2.3. The "Nipsco Share Price" shall be equal to the average of the closing prices of the Nipsco Common Shares on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

    2.2.2 Cash Election. Subject to the immediately following sentence, each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's Company Shares (a "Cash Election"). Notwithstanding the foregoing and subject to Section 2.2.9, the aggregate number of Company Shares that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall not exceed an amount determined by dividing (A) the dollar number equal to the difference between (i) one-half the product of
  (x) the Cash Price multiplied by (y) the aggregate number of Company Shares outstanding at 5:00 p.m. Eastern Time on the second day prior to the Effective Time less (ii) the dollar amount of any special dividend paid by the Company pursuant to the second sentence of Section 6.1.2 and other dollar amounts as reasonably determined by SH&W, counsel to Nipsco and Acquisition, and LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LLG&M"), counsel to the Company, by (B) the Cash Price. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of Company Shares who holds such Company Shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the Company Shares held by such Representative for a particular beneficial owner. To the extent not covered by a properly given Cash Election, all Company Shares issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 2.2.1, be converted solely into Nipsco Shares.

    2.2.3 Cash Election Shares. If the aggregate number of Company Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Price and (b) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of Nipsco Common Shares equal to the product of (a) the Exchange Ratio and
  (b) a fraction equal to one minus the Cash Fraction.

    2.2.4 Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to Nipsco's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates representing the Company Shares ("Company Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of

  Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Nipsco shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Nipsco (or the Paying Agent) in such matters shall be conclusive and binding. Neither Nipsco nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this
  Section 2.2, and all such computations shall be conclusive and binding on the holders of Company Shares.

    2.2.5 Deemed Non-Election. For the purposes hereof, a holder of Company Shares who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.2.6) shall be deemed not to have properly made a Cash Election. If Nipsco or the Paying Agent shall determine that any purported Cash Election was not properly made, such purported Cash Election shall be deemed to be of no force and effect.

    2.2.6 Election Deadline. Nipsco and the Company shall each use its best efforts to cause copies of the Form of Election to be mailed to the record holders of the Company Shares not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Shares subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the last NYSE trading day prior to the third business day before the anticipated Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

    2.2.7 Treasury Shares. Each Company Share issued and outstanding immediately prior to the Effective Time that is then held as a treasury share by the Company shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

    2.2.8 Adjustment Per Tax Opinion. If, after having made the calculation under Section 2.2.3, the tax opinions referred to in Sections 7.2.3 and
  7.3.3 (the "Tax Opinions") cannot be rendered (as reasonably determined by SH&W and LLG&M), as a result of the Merger possibly failing to satisfy continuity-of-interest requirements under applicable federal income tax principles relating to reorganizations described in Section 368(a) of the Code, then Nipsco shall reduce, to the minimum extent necessary to enable the Tax Opinions to be rendered, the amount of cash to be delivered with respect to the Cash Election Shares and in lieu thereof shall deliver the number of Nipsco Common Shares having an aggregate value, based on the Nipsco Share Price, equal to the amount of such reduction, and the Cash Election Number shall be appropriately adjusted to give effect to such reduction.

    2.2.9 Adjustments to Prevent Dilution. In the event of any change in Nipsco Common Shares between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange or the like, the Exchange Ratio, the Cash Price and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted to eliminate the effects of such event.

  2.3 Exchange of Certificates and Related Matters.

    2.3.1 Paying Agent. Prior to the Closing Date, Nipsco shall appoint the Paying Agent for the purpose of paying the Cash Price and issuing Nipsco Common Shares in exchange for Company Certificates. From time to time after completion of the allocation and election procedures in Section 2.2, Nipsco shall transmit, or shall cause the Surviving Corporation to transmit, cash, and shall deliver certificates representing Nipsco Common Shares, to the Paying Agent, for the benefit of the holders of Company Shares, when and as required for exchanges of Company Shares pursuant to Section 2.2.

    2.3.2 Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), Nipsco shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Company Certificates to the Paying Agent and shall be in such form and have such provisions as Nipsco reasonably may specify) and instructions for surrendering such Company Certificates and receiving the Merger Consideration (as defined in Section 2.3.3) to which such holder shall be entitled therefor pursuant to Section 2.2.

    2.3.3 Exchange Procedures. Upon surrender to the Paying Agent of a Company Certificate for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole Nipsco Common Shares into which the Company Shares previously represented by such Company Certificate are converted in accordance with Section 2.2.1, (ii) the cash to which such holder is entitled in accordance with Section 2.2.1, (iii) the cash in lieu of fractional Nipsco Common Shares to which such holder is entitled pursuant to Section 2.3.6, and (iv) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3.4 (the Nipsco Common Shares, dividends, distributions and cash described in clauses (i), (ii),
  (iii) and (iv) above being referred to collectively as the "Merger Consideration"). The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Company Certificate surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Company Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (a) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity as the Company or the Paying Agent may reasonably require, and (c) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of Company Shares into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Company Certificate, and, if any such Company Certificate is presented to the Company for transfer, it shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3.3, each Company Certificate (other than a certificate representing Company Shares to be canceled in accordance with Section 2.2.7), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

    2.3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Nipsco Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender for exchange of such Company Certificate in accordance with this Article
  II. Following surrender for exchange of any such Company Certificate, there shall be paid to the holder of certificates evidencing whole Nipsco Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole Nipsco Common Shares into which the Company Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.2, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole Nipsco Common Shares.

    2.3.5 No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on such Company Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time.

    2.3.6 No Fractional Shares. No certificates or scrip representing fractional Nipsco Common Shares shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Nipsco. Notwithstanding any other provisions of this Agreement, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a Nipsco Common Share (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Nipsco Common Share multiplied by the Nipsco Share Price.

    2.3.7 Termination of Paying Agent. Any portion of cash payable under
  Section 2.2 or Nipsco Common Shares held by the Paying Agent that remains undistributed to the holders of the Company Certificates one year after the Effective Time shall be delivered to Nipsco, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to Nipsco and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration and any dividends or distributions with respect to Nipsco Common Shares.

    2.3.8 No Liability. None of Nipsco, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration payable with respect to Company Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)), any such cash, Company Shares, dividends or distributions payable in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of Nipsco free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Nipsco and Acquisition as follows:

  3.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, has the requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole. The Company has delivered to Nipsco complete and correct copies of its Articles of Organization and By-Laws, as amended to the date of this Agreement.

  3.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 36,000,000 Company Shares and 150,000 shares of cumulative preferred stock, $50 par value per share (the "Company Preferred A Shares") and 200,000 shares of cumulative preferred stock, $100 par value per share (the "Company Preferred B Shares"). At the close of business on December 12, 1997 (i) 13,514,094 Company Shares were issued and outstanding; (ii) 44,399 shares of Company Preferred A Shares were issued and outstanding; and
(iii) 26,989 shares of Company Preferred B Shares were issued and outstanding. The Company has no Company Shares, Company Preferred A Shares or Company Preferred B Shares reserved for issuance, except that, as of December 12, 1997, there were 1,602,752 Company Shares reserved for issuance pursuant to the Company's Key Employee Stock Option Plan, Profit Sharing Plan and Stock Performance Sharing Plan (the "Company Stock Plans") and the Company's Dividend Reinvestment Plan and 13,514,094 Company Shares reserved for issuance under the Shareholder Rights Agreement dated as of November 15, 1989 between the Company and The First National Bank of Boston as rights agent (the "Shareholder Rights Agreement"). In addition, the Company has reacquired and holds 1,620 Company Shares in treasury for reissuance pursuant to the Company Stock Accumulation Plan for Outside Directors. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company conferring the right to vote (or convertible into, or exchangeable for, securities conferring the right to vote) on any matters on which the shareholders of the Company may vote are issued or outstanding. Section 3.2 of the disclosure schedule dated as of the date hereof of the Company (the "Company Disclosure Schedule") sets forth the name of each participant in each of the Company Stock Plans and the number of Company Shares awarded to such participant as of the date hereof. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company or that restricts the transfer of Company Shares.

  3.3 Subsidiaries.

    3.3.1 Section 3.3.1 of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company and the jurisdiction of its organization. Each Subsidiary of the Company is a corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or partnership power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. A "Subsidiary" of Brass means any corporation or other entity (including joint ventures, partnerships and other business associations) in which Brass directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct to the management and policies of such corporation or other entity.

    3.3.2 Section 3.3.2 of the Company Disclosure Schedule sets forth, as to each Subsidiary of the Company, its authorized capital structure and the number of its issued and outstanding shares of capital stock or other ownership units. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its Subsidiaries, and no capital stock or other ownership units of any such Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership units of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership units of any such Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or units. All of such shares and other ownership units are validly issued, fully paid and nonassessable and, except as set forth in Section 3.3.2 of the Company Disclosure Schedule, are owned by the Company, or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

  3.4 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its shareholders as set forth in Section 5.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Nipsco, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Articles of Organization or By-Laws of the Company or the comparable documents of any of its Subsidiaries or conflict with the joint venture agreement or comparable document of any joint venture, partnership or other business association or entity to which the Company or a Subsidiary is a party, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Company Required Consents") of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States of America or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except where, in the case of clauses (ii) and (iii) above, such conflicts, breaches, defaults and similar matters, would not, individually or in the aggregate, have a Company Material Adverse Effect or materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") that has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger; (b) the filing of applications for authorization for the Merger with the Federal Energy Regulatory Commission (the "FERC"), the Massachusetts Department of Telecommunications and Energy ("MDTE"), the New Hampshire Public Utilities Commission ("NHMPUC") and the Maine Public Utilities Commission ("MNEPUC"); (c) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement (as defined in Section 5.1.1) to be included in the Registration Statement (as defined in Section 4.4) relating to the approval by the shareholders of the Company of the Merger and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (d) the filing of articles of merger with the Massachusetts Secretary and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (e) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.4 of the Company Disclosure Schedule or as, in the aggregate could not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Company Required Statutory Approvals").

  3.5 SEC Documents and Financial Statements.

    3.5.1 Except as set forth in Section 3.5.1 of the Company Disclosure Schedule, the Company, and each of its Subsidiaries that is or was required to do so, has timely filed all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1992 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.5.2 The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments, none of which is material).

    3.5.3 Except as disclosed in the Company SEC Documents filed and publicly available prior to December 16, 1997 (the "Filed Company SEC Documents") or in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action (including but not limited to those relating to any Company Benefit Plan (as defined in Section 3.8.1) formerly maintained by the Company or any of its Subsidiaries or a Company ERISA Affiliate (as defined in Section 3.8.1) on or after January 1, 1992) that have been or, to the knowledge of the Company, may be asserted against the Company or any of its Subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 (the "Company Base Balance Sheet"), or included in the notes to the Company Base Balance Sheet, (ii) for normal and recurring liabilities incurred since September 30, 1997, in the ordinary course of business consistent with past practice, and (iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, it is understood that all references to the knowledge of the Company means solely the knowledge of any one or more of the individuals listed on Section 3.5.3 of the Company Disclosure Schedule.

  3.6 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Base Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and, except as otherwise expressly permitted by this Agreement, there has not been (i) any change that has had or that could reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) any entry by the Company or any of its Subsidiaries into any employment, severance, change-of-control, termination or similar agreement with any officer, director or other employee, or any increase in the compensation or severance or termination benefits payable to any director, officer or other employee of the Company or any of its Subsidiaries (except in the ordinary course of business consistent with past practice, or as was required under employment agreements in effect as of the date of the Company Base Balance Sheet) or (v) any change in the method of accounting or policy used by the Company or any of its Subsidiaries and disclosed in the financial statements included in the Filed Company SEC Documents.

  3.7 Real and Personal Property.

    3.7.1 The Company and its Subsidiaries own, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as disclosed in the Filed Company SEC Documents or Section 3.7.1 of the Company Disclosure Schedule, neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

    3.7.2 Except as otherwise disclosed in Section 3.7.2 of the Company Disclosure Schedule, all personal property that is owned by the Company or any of its Subsidiaries or used by any of them in the conduct of their respective businesses is owned free and clear of any Encumbrances, except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

  3.8 Employee Matters; ERISA.

    3.8.1 Section 3.8.1 of the Company Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program, policy, agreement or arrangement covering employees, former employees, directors or former directors of the Company (or any of its Subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if the Company or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current or former officer, employee or director or any consulting contract with any person who prior to entering into such contract was a director, officer or employee of the Company or any of its Subsidiaries (whether or not terminated, if the Company or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 maintained or contributed to by the Company or any entity required to be aggregated therewith pursuant to Code Section 414(b), (c) or (m) (each, a "Company ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Company Benefit Plans") and (iv) with respect to each Company Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, investment advisor agreement, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Company Benefit Plan).

    3.8.2 Except as disclosed in Section 3.8.2 of the Company Disclosure Schedule, all contributions and other payments required to have been made by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or provided for, or the amount of such payment or contribution obligation has been reflected in the Company's financial statements reflected in the Filed Company SEC Documents.

    3.8.3 Except as disclosed in Section 3.8.3 of the Company Disclosure Schedule, each Company Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS within the last three years to be so qualified, and, to the best knowledge of the Company, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. The Company and each of its Subsidiaries are in compliance with, and each Company Benefit Plan is and has been operated in compliance with, its terms and all applicable laws, rules and regulations governing such Plans, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of the Company, (i) no individual or entity has engaged in any transaction with respect to any Company Benefit Plan that is a non-exempt prohibited transaction under Section 406 of ERISA or Section 4495 of the Code, or as a result of which the Company or any of its Subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or 502 or subject to an excise tax pursuant to Code Section 4975, (ii) no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service (the "IRS"), the Department of Labor (the "DOL"), or any other federal, state or local Governmental Entity, (iii) no Company Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any Governmental Entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program or the DOL's Delinquent Filer Voluntary Compliance Program), and (iv) no matter is pending relating to any Company Benefit Plan before any court.

    3.8.4 Except as disclosed in Section 3.8.4 of the Company Disclosure Schedule with respect to the Company Benefit Plans, individually and in the aggregate, no termination or partial termination of any Company Benefit Plan or other event has occurred at any time, and, to the best knowledge of the Company, there exists no condition or set of circumstances with respect to any Company Benefit Plan that could subject the Company or any of its Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such Plan or to the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, is reasonably likely to have a Company Material Adverse Effect. PBGC has not initiated any proceedings, and there exists no event or condition which would constitute grounds for initiation of proceedings by PBGC to terminate any Company Benefit Plan under Section 4042 of ERISA.

    3.8.5 Except as disclosed in Section 3.8.5 of the Company Disclosure Schedule, no Company Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

    3.8.6 The Company has made or will make available to Nipsco a true and correct copy of each collective bargaining agreement to which the Company is a party or under which the Company has obligations and, with respect to each Company Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the annual report (IRS Form 5500 Series) including financial statements prepared for the most recent three plan years, (iii) each related trust agreement, insurance contract, annuity contract, service provider or investment management or advisory agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under

  Code Section 401(a) of such Plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the actuarial reports or valuations for the most recent three plan years.

    3.8.7 Except as disclosed in Section 3.8.7 of the Company Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries under any applicable Company Benefit Plans to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust," "secular trust" or similar arrangement, or
  (ii) benefit under any Company Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

    3.8.8 Except as disclosed in Section 3.8.8 of the Company Disclosure Schedule, each Company Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value, as determined by the Plan's independent enrolled actuary, of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such Plan's enrolled actuary in preparing such Plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such Plan was to be terminated as of the date hereof. No Company Benefit Plan subject to the minimum funding requirements of ERISA Section 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302 or Section 412 of the Code) as of the date hereof. No waiver from the minimum funding standards of Section 302 of ERISA or Section 412 of the Code has been obtained, applied for or is contemplated with respect to any Company Benefit Plan.

    3.8.9 Except as disclosed in Section 3.8.9 of the Company Disclosure Schedule, no Company Benefit Plan is or was at any time a "multiemployer plan" (within the meaning of ERISA Section 4001(a) (3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and none of the Company, any Subsidiary thereof or any Company ERISA Affiliate has at any time within the past five years been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. The Company and its Subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, from any multiemployer plan at any time during the five-calendar-year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal." Neither the Company nor any Subsidiary has incurred or is aware of any withdrawal liability (as defined in Section 4201 of ERISA) assessed against any of them with respect to any multiemployer plan.

    3.8.10 Except as disclosed in Section 3.8.10 of the Company Disclosure
  Schedule: (i) neither the Company nor any Subsidiary of the Company is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice, and (ii) to the best knowledge of the Company, after review of all Company Benefit Plan documents, the Company or one or more of its Subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Company Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Company Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by the Company or any of its Subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA
  Section 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.

    3.8.11 Except as disclosed in Section 3.8.11 of the Company Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(b) and the regulations issued thereunder) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Company Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect.

  3.9 Taxes. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, on the one hand, or Nipsco or any of its Subsidiaries, on the other hand. "Tax Rulings," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Tax matters that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

    3.9.1 Filing of Timely Tax Returns. The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

    3.9.2 Payment of Taxes. The Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for Taxes for which reserves have been taken on the Company Balance Sheet.

    3.9.3 Tax Reserves. The Company and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    3.9.4 Tax Liens. There are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due.

    3.9.5 Withholding Taxes. The Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    3.9.6 Extensions of Time for Filing Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.

    3.9.7 Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    3.9.8 Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full.

    3.9.9 Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

    3.9.10 Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

    3.9.11 Tax Rulings. Neither the Company nor any of its Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date.

    3.9.12 Availability of Tax Returns. The Company and its Subsidiaries have made available to the Company complete and accurate copies, covering all open years, of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

    3.9.13 Tax-Sharing Agreements. Except as disclosed in Section 3.9.13 of the Company Disclosure Schedule, there are no agreements relating to the allocation or sharing of Taxes between or among the Company and any of its Subsidiaries.

    3.9.14 Code Section 341(f). Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Company or any of its Subsidiaries.

    3.9.15 Code Section 168. No property of the Company or any of its Subsidiaries is property that the Company or any such Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168.

    3.9.16 Code Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and, to the best of the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

    3.9.17 Code Sections 6661 and 6662. The Company and its Subsidiaries have or had substantial authority (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1990) for all transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of
  Section 6662 of the Code for Tax Returns filed after December 31, 1990).

    3.9.18 Code Section 280G. Except as disclosed in Section 3.9.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

    3.9.19 NOLS. As of December 31, 1997, the Company and its Subsidiaries had net operating loss carryovers available to offset future income as disclosed in Section 3.9.19 of the Disclosure Schedule.

  Section 3.9.19 of the Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

    3.9.20 Credit Carryovers. As of December 31, 1997, the Company and its Subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 3.9.20 of the Company Disclosure Schedule. Section 3.9.20 of the Company Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

    3.9.21 Code Section 338 Elections. No election under Code Section 338 (or any predecessor provision) has been made by or with respect to the Company or any of its Subsidiaries or any of their respective assets or properties.

    3.9.22 Acquisition Indebtedness. No indebtedness of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

    3.9.23 Intercompany Transactions. Neither the Company nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

    3.9.24 Liability for Others. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

  3.10 Compliance with Applicable Laws. Except as disclosed in Section 3.10 of the Company Disclosure Schedule:

    3.10.1 The business of the Company and each of its Subsidiaries is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within three years of the date hereof were properly filed and were in compliance in all material respects with such laws.

    3.10.2 Each of the Company and each of its Subsidiaries has all material licenses (including, without limitation, utility licenses), permits, authorizations, franchises and rights ("Licenses") that are necessary for it to own or lease, as the case may be, and operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of its Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All restrictions and limitations on those Licenses requested or required by any utility regulator are disclosed in the Filed Company SEC Documents or in
  Section 3.10 of the Company Disclosure Schedule. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

    3.10.3 The Company and each of its Subsidiaries that has been or is required to do so has filed all forms, reports, statements and other documents required by law to be filed by it with the FERC, MDPU, NHMPUC and the MNEPUC, and such forms, reports, statements and other documents, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.11 Environmental Protection.

    3.11.1 Except as disclosed in Section 3.11.1 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, the Company and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws (as defined in Section 3.11.7), except where the failure to be or to have so been in material compliance, in the aggregate, is not reasonably likely to have a Company Material

  Adverse Effect. Except as disclosed in Section 3.11.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in material compliance with applicable Environmental Laws, except where the failure to be or to have so been in material compliance, in the aggregate, would not have a Company Material Adverse Effect.

    3.11.2 Except as disclosed in Section 3.11.2 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries have obtained or have applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits, except where the failure to obtain such Environmental Permits, to make such application, to be in such compliance or to make such expenditures, in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken, or prior to Closing will take, all necessary actions to ensure the transferability of all Environmental Permits that are required with respect to their respective businesses, operations and properties.

    3.11.3 Except as disclosed in Section 3.11.3 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, to the best knowledge of the Company, no Environmental Claim (as defined in Section 3.11.7) is pending or, to the best knowledge of the Company, threatened:
  (i) against the Company or any of its Subsidiaries; (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part; that is reasonably likely in the aggregate to have a Company Material Adverse Effect and the Company has no knowledge of any facts likely to give rise to such Environmental Claim.

    3.11.4 Except as disclosed in Section 3.11.4 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, to the best knowledge of the Company, there has been no Release (as defined in Section 3.11.7) of Hazardous Materials (as defined in Section 3.11.7) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (ii) cause damage to or diminution in value of real property or operations that the Company or any of its Subsidiaries owns, leases, or manages, in whole or in part, except for Releases of Hazardous Materials the liability for which would not in the aggregate have a Company Material Adverse Effect.

    3.11.5 Except as disclosed in Section 3.11.5 of the Company Disclosure Schedule, or as disclosed in the Company SEC Documents, to the best knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened, or Release of Hazardous Materials, that would be reasonably likely to form the basis of any Environmental Claims that are reasonably likely to have, in the aggregate, a Company Material Adverse Effect.

    3.11.6 To the best knowledge of the Company, the Company has disclosed to Nipsco all facts and circumstances that are likely to form the basis of an Environmental Claim or to require expenditures by the Company or any of its Subsidiaries in order to comply with current or future applicable Environmental Laws, including but not limited to facts and circumstances arising from: (i) the cost of pollution-control equipment currently required or known to be required in the future; (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site; and/or (iii) any other environmental matters affecting the Company or any of its Subsidiaries; and that are reasonably likely to have, in the aggregate, a Company Material Adverse Effect.

    3.11.7 As used in this Agreement:

      (a) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of non- compliance or violation by any person or entity (including without limitation any Governmental Entity) alleging potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries or joint ventures, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release or threatened Release of any Hazardous Materials.

      (b) "Environmental Laws" means all federal, state and local laws, rules and regulations, and any binding judicial or administrative interpretation thereof or requirement thereunder relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (c) "Hazardous Materials" means (i) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances that are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries or joint ventures operates.

      (d) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

  3.12 Litigation. Except as set forth in the Filed Company SEC Documents or
Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and the Company has no knowledge of any facts likely to give rise to any such litigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or to materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or Section 3.12 of the Company Disclosure Schedule, none of the Company's Subsidiaries whose rates or services are subject to regulation by a Governmental Entity (i) has rates that have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any proceeding before the Governmental Entity or on appeal from orders of the Governmental Entity.

  3.13 Labor Relations. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

    3.13.1 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

    3.13.2 There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.3 There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.4 There is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.5 The Company and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.13.6 There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to their respective articles of organization or articles or certificates of incorporation or by-laws, as provided in any indemnification agreement to which the Company or any of its Subsidiaries is a party or pursuant to applicable law that could reasonably be expected to have a Company Material Adverse Effect.

  3.14 Intellectual Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their business (collectively, the "Company Intellectual Property"), except where the failure to possess or have adequate rights to use such properties would not have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, all of the Company Intellectual Property is owned by the Company or one of its Subsidiaries, free and clear of any and all Encumbrances, except for those Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has forfeited or otherwise relinquished any Company Intellectual Property which forfeiture would have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither the Company nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of the Company Intellectual Property is invalid, conflicts with the asserted rights of any other person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.15 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its articles of organization or articles or certificate of incorporation or by-laws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is now a party or by which it or any of its properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to it, except in the case of (ii) and (iii) for defaults or violations that in the aggregate would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries have fulfilled, and have taken all action reasonably necessary to date to enable them to fulfill when due, all of their material obligations under all contracts, commitments and arrangements and, to the knowledge of the Company, no breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of the Company or any of its Subsidiaries to enforce any of its rights thereunder in any material respect.

  3.16 Regulation as a Utility. The Company is regulated as a gas utility in the Commonwealth of Massachusetts and in no other state; Northern is regulated as a gas utility in the states of New Hampshire and Maine. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. The Company is a holding company exempt under Section 3(a)(2) pursuant to Rule 2 from all provisions of the 1935 Act except Section 9(a)(2).

  3.17 Insurance. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies engaged in the respective businesses conducted by the Company and its Subsidiaries during such time period. Except as disclosed in
Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy. All insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

  3.18 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding Company Shares, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement (the "Company Requisite Vote").

  3.19 Brokers. Except as relates to the services provided by SG Barr Devlin, formerly Barr Devlin & Co. Incorporated ("Barr Devlin") as financial advisors to the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Nipsco, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Nipsco, the Company or any of their respective Subsidiaries for a finder's fee, brokerage commission or similar payment.

  3.20 Opinion of Financial Advisor. The Company has received the opinion of Barr Devlin, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by holders of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

  3.21 Change in Business Relationships. The Company has no knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of the Company or of any of its Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of its Subsidiaries in any way that would be reasonably likely to have a Company Material Adverse Effect.

  3.22 Material Contracts. Section 3.22 of the Disclosure Schedule lists each oral and written contract, commitment or arrangement of which the Company has knowledge that is of a material nature (or that assumes materiality because of its continuing nature) and under which the Company or any of its Subsidiaries is obligated on the date hereof, including the following:

    3.22.1 All consulting arrangements and contracts for professional, advisory and other services, including contracts under which the Company or any of its Subsidiaries performs services for others;

    3.22.2 All leases of real or personal property, other than leases of personal property whereunder total future rentals are, in each instance, less than $1,000,000;

    3.22.3 All contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $1,000,000;

    3.22.4 All contracts relating to the source or supply of gas and other raw materials essential to the conduct of the business of the Company or any of its Subsidiaries, including any financial derivatives master agreements of transactions, confirmations, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities;

    3.22.5 All contracts relating to the employment, engagements, compensation or termination of directors, officers, employees or agents of the Company or any of its Subsidiaries and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or any of its Subsidiaries, including all Company Benefit Plans (as defined in Section 3.8.1);

    3.22.6 All loans, loan commitments, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of the Company or any of its Subsidiaries;

    3.22.7 All union and other labor contracts; and

    3.22.8 All other material contracts made other than in the usual or ordinary course of business of the Company or any of its Subsidiaries to and which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is obligated.

  3.23 Commodity Derivatives and Credit Exposure Matters. Neither the Company nor any of its Subsidiaries has quantified on a mark-to-market basis and calculated with respect to physical and financial position exposure, (a) natural gas forward price exposure exceeding $5,000, (b) on-system pipeline transportation (basis) exposure exceeding $5,000, (c) off-system pipeline transportation (basis) exposure exceeding $5,000 or (d) credit exposure (which is unsecured and not backed by letters of credit or enforceable guarantees from A-rated credit providers) to any one counterparty which exceeds $1,000,000.

  3.24 No Omissions. None of the information included in the Company Disclosure Schedule or in the Company SEC Documents (including, without limitation, the consolidated financial statements included therein) was, as of the date such information was included in such Schedule or such Documents, false or misleading in any material respect or omitted to state a fact therein necessary to make such information not misleading in any material respect.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF NIPSCO

  Nipsco hereby represents and warrants to the Company as follows:

  4.1 Organization, Standing and Corporate Power. Nipsco is a corporation duly organized and validly existing under the laws of the State of Indiana. Nipsco has the requisite corporate power and authority to carry on its business as now being conducted, and Nipsco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not individually or in the aggregate have a Nipsco Material Adverse Effect. As used in this Agreement, the term "Nipsco Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of Nipsco and its Subsidiaries taken as a whole. Nipsco has delivered to the Company complete and correct copies of its articles of incorporation and by-laws, as amended to the date of this Agreement.

  4.2 Nipsco Capital Structure.

    4.2.1 As of the date hereof, the authorized capital stock of Nipsco consists of 200,000,000 Nipsco Common Shares and 20,000,000 shares of preferred stock, without par value ("Nipsco Preferred Shares"). At the close of business on December 12, 1997, (i) 62,196,673 Nipsco Common Shares were issued and outstanding, and (ii) 11,695,436 Nipsco Common Shares were held as treasury shares. Nipsco has no Nipsco Common Shares or Nipsco Preferred Shares reserved for issuance, except that, as of December 12, 1997, there were 1,094,900 Nipsco Common Shares reserved for issuance pursuant to Nipsco's Long-Term Incentive Plans and its Nonemployer Director Stock Incentive Plan (the "Nipsco Stock Plans") and 2,000,000 Series A Junior Participating Preferred Shares reserved for issuance pursuant to Nipsco's Share Purchase Rights Plan. All outstanding shares of capital stock of Nipsco are, and all Nipsco Common Shares that may be issued in connection with the Merger will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Nipsco conferring the right to vote (or convertible into, or exchangeable for, securities conferring the right to vote) on any matters on which the shareholders of Nipsco may vote are issued or outstanding. Except as set forth above or in
  Section 4.2.1 of the disclosure schedule dated as of the date hereof of Nipsco (the "Nipsco Disclosure Schedule"), Nipsco does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either obligates Nipsco to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of Nipsco or its Subsidiaries or that restricts the transfer of Nipsco Common Shares.

    4.2.2 Prior to the Effective Time, the authorized capital stock of Acquisition will consist of 1,000 common shares, without par value, all of which will be issued and outstanding and owned by Nipsco. All such outstanding common shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  4.3 Subsidiaries. Section 4.3 of the Nipsco Disclosure Schedule sets forth the name of each of Nipsco's Subsidiaries and the jurisdiction of its organization. Except as set forth in Schedule 4.3, Nipsco is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its Subsidiaries, and no Nipsco Subsidiary has any outstanding option, warrant, subscription or other right, agreement or commitment that obligates either Nipsco or any of its Subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Nipsco or any of its Subsidiaries, or that restricts the transfer of Nipsco Common Shares. All the outstanding shares of capital stock of each Nipsco Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Nipsco or a wholly owned Subsidiary, free and clear of all Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions imposed by federal or state securities laws). A "Subsidiary" of Nipsco means any corporation or other entity (including joint ventures, partnerships and other business associations) in which Nipsco directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct to the management and policies of such corporation or other entity.

  4.4 Authority; Noncontravention. Nipsco has, and as of the Effective Time Acquisition will have, all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Nipsco and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Nipsco. This Agreement has been duly executed and delivered by Nipsco and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of Nipsco, enforceable against it in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 4.4 of the Nipsco Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or by-laws of Nipsco or Acquisition or conflict with the joint venture agreement or comparable document of any joint venture, partnership or other business association or entity to which Nipsco or Acquisition is a party (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Nipsco Required Consents") of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Nipsco or any of its Subsidiaries is a party or by which Nipsco or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii) above, to those conflicts, breaches, defaults and similar matters that, individually or in the aggregate, would not have a Nipsco Material Adverse Effect nor materially and adversely affect Nipsco's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity that has not been received or made is required by or with respect to Nipsco in connection with the execution and delivery of this Agreement by Nipsco or the consummation by it of any of the transactions contemplated hereby, except for (a) the filing of pre-merger notification and report forms under the HSR Act with respect to the Merger;
(b) the filing with the SEC of a registration statement on Form S-4 by Nipsco in connection with the issuance of Nipsco Common Shares in the Merger (the "Registration Statement") and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (c) the filing of articles of merger with the Massachusetts Secretary and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business; (d) filing with the SEC for authorization of the Merger under Section 9(a)(2) of the 1935 Act; and
(e) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.4 of the Nipsco Disclosure Schedule or as, in the aggregate could not reasonably be expected to have a Nipsco Material Adverse Effect (collectively, the "Nipsco Required Statutory Approvals").

  4.5 Nipsco SEC Documents and Financial Statements.

    4.5.1 Nipsco has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Nipsco SEC Documents"). As of their respective dates (or, with respect to any amendment to the Nipsco SEC Documents, as of the date of the filing of such amendment), the Nipsco SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Nipsco SEC Documents, and none of the Nipsco SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.5.2 The consolidated financial statements of Nipsco included in the Nipsco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Nipsco and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring adjustments, none of which is material).

    4.5.3 Except as disclosed in the Nipsco SEC Documents filed and publicly available prior to December 16, 1997 (the "Filed Nipsco SEC Documents") or in the Nipsco Disclosure Schedule, neither Nipsco nor any of its Subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action formerly maintained by Nipsco or any of its Subsidiaries or a Nipsco ERISA Affiliate (as defined in Section 4.8.1) on or after January 1, 1992) that have been or, to the knowledge of the officers of Nipsco and its Subsidiaries and divisions, the members of Nipsco's legal department and the director(s), manager(s) or supervisor(s) of Nipsco's environmental compliance and affairs, may be asserted against Nipsco or any of its Subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in Nipsco's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Nipsco Base Balance Sheet"), or included in the notes to the Nipsco Base Balance Sheet, (ii) for normal and recurring liabilities incurred since December 31, 1996, in the ordinary course of business consistent with past practice, and (iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Nipsco Material Adverse Effect.

  4.6 Absence of Certain Changes or Events.

    (a) Except as set forth in the Nipsco SEC Documents filed prior to the date hereof or in Section 4.6 of the Nipsco Disclosure Schedule, from December 31, 1996 there has not been, and no fact or condition exists that would reasonably be expected to have, a Nipsco Material Adverse Effect.

    (b) Neither Nipsco nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Nipsco or reflected in the notes thereto for the year ended December 31, 1996, or that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Nipsco Material Adverse Effect.

  4.7 Employee Matters; ERISA. Each employee benefit plan, program, policy, agreement or arrangement maintained by Nipsco or its Subsidiaries is and has been operated in compliance with its terms and all applicable laws, rules, and regulations governing such plans, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Nipsco Material Adverse Effect.

  4.8 Taxes.

    4.8.1 Filing of Timely Tax Returns. Nipsco and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis except for where the failure to do so would not have a Nipsco Material Adverse Effect.

    4.8.2 Payment of Taxes. Neither Nipsco nor any of its Subsidiaries have any liability for unpaid Taxes that, in the aggregate, would be reasonably likely to have a Nipsco Material Adverse Effect.

  4.9 Environmental Matters.

    4.9.1 Environmental Matters. Except as would not, in the aggregate, be reasonably expected to result in a Nipsco Material Adverse Effect, but excluding matters disclosed in Section 4.9.1 of the Nipsco Disclosure Schedule, (i) Nipsco and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Nipsco nor any of its Subsidiaries has received any written notice from any person or Governmental Entity that alleges that Nipsco or any of its Subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) to the best knowledge of Nipsco, there are no Environmental Claims pending or threatened (a) against Nipsco or any of its Subsidiaries, (b) against any person or entity whose liability for any Environmental Claim Nipsco or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (c) against any real or personal property or operations that Nipsco or any of its Subsidiaries owns, leases or manages, in whole or in part, and (iii) to the best knowledge of Nipsco, there has been no Release of Hazardous Materials that would be reasonably likely to (a) form the basis of any Environmental Claim against Nipsco or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Nipsco or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (b) cause damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Nipsco or any of its Subsidiaries.

    4.9.2 To the best knowledge of Nipsco, there are no facts or circumstances that are likely to form in the basis of an Environmental Claim or to require expenditures by Nipsco or any of its Subsidiaries in order to comply with currently applicable Environmental Laws, including but not limited to facts and circumstances arising from: (i) the cost of pollution-control equipment currently required or known to be required in the future; (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site; and/or
  (iii) any other environmental matters affecting Nipsco or any of its Subsidiaries; and that are reasonably likely to have, in the aggregate, but excluding matters disclosed in Section 4.9.2 of the Nipsco Disclosure Schedule, a Nipsco Material Adverse Effect.

  4.10 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Nipsco directly with the Company, without the intervention of any person on behalf of Nipsco in such manner as to give rise to any valid claim by any person against the Company or any of its Subsidiaries for a finder's fee, brokerage commission or similar payment.

  4.11 No Omissions. None of the information included in the Nipsco Disclosure Schedule or in the Nipsco SEC Documents (including, without limitation, the consolidated financial statements included therein) was, as of the date such information was included in such Schedule or Documents, false or misleading in any material respect or omitted to state a fact therein necessary to make such information not misleading in any material respect.

  4.12 Regulation as a Utility. Nipsco is a public utility holding company within the meaning of the 1935 Act and is either exempt from, or is in compliance with, all provisions thereof.

  4.13 Compliance. Nipsco and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises, consents and approvals of all Governmental Entities necessary for them to own, lease and operate their properties and assets, and to lawfully conduct their respective businesses, except where the failure to so hold would not have a Nipsco Material Adverse Effect. Except as set forth in Section 4.13 of the Nipsco Disclosure Schedule or as disclosed in the Nipsco SEC Documents filed as of the date hereof, Nipsco and its Subsidiaries are not conducting their business in violation of, nor have they received notice of an investigation with respect to any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, except for violations that do not have, and would not be reasonably likely to have, a Nipsco Material Adverse Effect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Preparation of Registration Statement and Proxy Statement.

    5.1.1 Registration Statement; Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Special Meeting (as defined in Section 5.2) as such preliminary proxy statement may be amended from time to time (the "Proxy Statement"), and Nipsco shall prepare and file with the SEC the Registration Statement including a prospectus relating to the Nipsco Common Shares, as amended or supplemented from time to time (the "Prospectus"). Nipsco shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nipsco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Nipsco Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such action. It shall be a condition to the requirement of the Company to mail the Proxy Statement to its shareholders that the Company shall have received an opinion from Barr Devlin, dated the date of the Proxy Statement, to the effect that, as of the date thereof, the consideration to be received by holders of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

    5.1.2 Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading and (ii) the Proxy Statement shall, at the date it is first mailed to the Company's shareholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Nipsco specifically for inclusion or incorporation by reference in the Proxy Statement.

    5.1.3 Nipsco Information. Nipsco agrees that none of the information supplied or to be supplied by Nipsco specifically for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement shall, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Registration Statement or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

  5.2 Meeting of the Company's Shareholders. The Company shall take all action necessary in accordance with applicable federal and state law and the Charter and By-laws to convene a meeting of its shareholders as promptly as practicable and consistent with Section 5.1.1 (the "Company Special Meeting") to consider and vote upon the approval of the Merger. Subject to Section 5.10, the Company shall, through its board of directors (the "Company Board"), recommend to its shareholders approval of the Merger. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 8.12(v), its obligations pursuant to the first sentence of Section 5.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.9) or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger. Subject to Sections 5.9 and 5.10, the Company shall use its best efforts to obtain the favorable vote of its shareholders as soon as practicable after the date hereof. It shall be a condition to the obligation of the Company to hold the Company Special Meeting that the opinion of Barr Devlin referred to in Section 5.1.1 shall not have been withdrawn.

  5.3 Affiliates and Certain Shareholders. Prior to the Closing Date, the Company shall deliver to Nipsco a letter identifying all persons who it believes to be, at the time the Merger is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Nipsco on or prior to the Closing Date a written agreement in connection with restrictions on affiliates under Rule 145, in substantially the form attached as Exhibit A to this Agreement. Nipsco shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Nipsco Common Shares by such affiliates, and the certificates representing Nipsco Common Shares received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.3. The Company shall use its best efforts to obtain from each of the beneficial owners (within the meaning of Rule 13d-3 and Rule 13d-5 of the Exchange Act) of 5% or more of the Company Common Shares such representation letters addressed to Nipsco, SH&W and LLG&M as such law firms shall require in connection with the delivery of their Tax Opinions pursuant to Sections 7.2.3 and 7.3.3, respectively.

  5.4 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

  5.5 Letter of the Company's Accountants. Following receipt by KPMG Peat Marwick LLP, the Company's independent auditors, of an appropriate request from Nipsco pursuant to SAS No. 72, the Company shall use best efforts to cause to be delivered to Nipsco a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Nipsco, in form and substance reasonably satisfactory to Nipsco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.6 Letter of Nipsco's Accountants. Following receipt by Arthur Andersen LLP, Nipsco's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Nipsco shall use best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.7 Access to Information; Confidentiality. Upon reasonable notice, (i) the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Nipsco, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and (ii) Nipsco shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Brass, reasonable access to senior executives of Nipsco for the purpose of discussing Nipsco's business (with reasonable access to the documents related thereto) during the period sixty (60) days prior to the Effective Time. Prior to the Effective Time, each of the Company and Nipsco shall furnish promptly to the other party a copy of each Company SEC Document or Nipsco SEC Document, as the case may be, filed by it (including any separate Subsidiary) during such period, and all correspondence or written communication with any securities rating agency or any Governmental Entity or utility regulatory authorities (that relates to the transactions contemplated hereby or, subject to the terms of any then existing confidentiality requirements, that is otherwise material to the financial condition or operations of the Company and its Subsidiaries taken as a whole, or to Nipsco and its Subsidiaries taken as a whole, as the case may be). During such period, each of the Company and Nipsco shall furnish to the other party such other financial, operating and other data as may be reasonably required by the other party in order to perform its investigation regarding the representations and warranties made by the other party pursuant to this Agreement. Each of Nipsco and the Company agrees that it shall not, and that it shall cause its respective representatives not to, use any information obtained pursuant to this Section 5.7 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except as required by law, each of the Company and Nipsco shall hold, and shall cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the other party in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated October 27, 1997, as amended, between Nipsco and the Company (the "Confidentiality Agreement").

  5.8 Public Announcements. Nipsco and the Company shall consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

  5.9 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.9 shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that, (a) the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under applicable law and (b) the Company (x) provides reasonable notice to Nipsco to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement not less favorable to the Company than the Confidentiality Agreement, except that such confidentiality agreement shall not prohibit such person or entity from making an unsolicited Acquisition Proposal to the Company Board. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Nipsco orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date hereof with such person or entity, or the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, or any purchase of all or a substantial portion of the assets or shares of the Company or any of its Subsidiaries, or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company or any of its Subsidiaries, other than the transactions contemplated hereby.

  5.10 Fiduciary Duties. The Company Board shall not (i) withdraw or modify its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Company Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under applicable law, it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal. Nothing contained in this Section 5.10 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders that, in the good faith judgment of the Company Board based on advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence. In the event that the Company Board shall act pursuant to this Section 5.10, Nipsco's remedies shall be limited to the fees specified in Sections 8.2.4 and 8.2.5.

  5.11 Filings; Other Action.

    5.11.1 HSR Act. Nipsco and the Company shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by them under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties shall use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

    5.11.2 Other Regulatory Approvals. Nipsco and the Company shall cooperate and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Nipsco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    5.11.3 Other Approvals. Nipsco and the Company shall, and shall cause each of their respective Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) all Nipsco Required Consents and all Company Required Consents, as the case may be.

  5.12 Stock Exchange Listings. Nipsco shall use its best efforts to cause the Nipsco Common Shares to be issued in the Merger to be approved for listing on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange, in each case subject to official notice of issuance, prior to the Closing Date.

  5.13 Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Eligible Person (as defined in the Charter), determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries would have been permitted under applicable law and the articles of organization or certificate or articles of incorporation of the Company or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Nipsco shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's directors' and officers' insurance and indemnification policy in effect as of the date hereof, to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors or officers of the Company who are covered persons under the Company's D&O Insurance policies in effect on the date hereof, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date hereof (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Nipsco shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

  5.14 Representation on Nipsco Board. Nipsco shall take such action as may be necessary to cause the number of directors comprising the Nipsco Board at the Effective Time to be sufficient as to permit, subject to election by the Nipsco shareholders, one director of the Company to serve thereon and shall nominate and recommend for such election a Company director, who is to be mutually determined by Nipsco and the Company and who shall serve on the Nipsco Board for the remaining term of the class to which such director is elected.

  5.15 Cooperation, Notification. As contemplated by the provisions of Section
6.1 below, officers of the Company shall (i) confer on a regular and frequent basis with officers of Nipsco to discuss the general status of the operation of the Company and (ii) promptly notify Nipsco of any significant changes in its business, properties, financial condition or results of operations. Each of the Company and Nipsco shall advise the other of any change or event that has had or is reasonably likely to result in a Company Material Adverse Effect or a Nipsco Material Adverse Effect, as the case may be; and promptly provide the other with copies of all filings made by it or any of its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions anticipated hereby.

  5.16 Termination of Company Dividend Reinvestment Plan. The Company shall terminate its Dividend Reinvestment Plan as soon as reasonably practicable, but in any event no later than two months prior to the anticipated Effective Time.

  5.17 Federal Income Tax Treatment. The Company and Nipsco shall use their reasonable best efforts to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

  5.18 Termination of Shareholder Rights Plan. The Company shall coordinate with Nipsco the timing of the redemption of the common share purchase rights issued pursuant to the Shareholder Rights Plan Agreement, but such redemption shall take place in any event before the Effective Time.

  5.19 Actions Relating to Acquisition. In connection with the organization of Acquisition, as soon as practicable following the creation of Acquisition, Nipsco shall: (a) cause the directors and officers of Acquisition to take such steps as may be necessary or appropriate to complete the organization of Acquisition; (b) adopt (as sole shareholder of Acquisition) this Agreement;
(c) cause this Agreement to be approved and to be executed and delivered, by Acquisition; and (d) cause Acquisition to perform its obligations under this Agreement.

  5.20 Recognition of Existing Contracts. Nipsco shall honor all existing severance and change of control agreements of the Company and all union contracts in accordance with their terms as in effect on the date hereof, in the manner set forth in Section 3.8.7 of the Company Disclosure Schedule.

  5.21 Redemption of Company Preferred Stock. The Company shall redeem all of its outstanding Company Preferred A Shares and Company Preferred B Shares prior to its mailing of the Proxy Statement to its shareholders in which the holders of Company Shares are asked to vote to approve the Merger.

  5.22 Company Stock Options. (a) At the Effective Time, each outstanding option issued under the Company Key Employee Stock Option Plan (each, a "Company Option"), shall be assumed by Nipsco. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Nipsco Common Stock equal to the number of shares of Company Common Stock purchasable pursuant to such Company Option multiplied by the Exchange Ratio, at a price per share equal to the per-share exercise price for the shares of Company Common Stock purchasable pursuant to such Company Option divided by the Exchange Ratio; provided, however, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code; and provided further, that the number of shares of Nipsco Common Stock that may be purchased upon exercise of such Company Option shall not include any fractional share and, upon exercise of such Company Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Nipsco Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

  (b) Nipsco shall take all corporate action necessary and appropriate (i) to reserve for issuance a sufficient number of shares of Nipsco Common Stock for delivery upon exercise of the Company Options assumed in accordance with this
Section 5.22 and (ii) to obtain approval of its board of directors or the compensation committee thereof for the assumption of such Company Options before the Effective Time. As soon as practicable after the Effective Time Nipsco shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form (or shall cause such Company Option to be deemed an option issued pursuant to a Nipsco stock option plan for which shares of Nipsco Common Stock have previously been registered pursuant to an appropriate registration form), with respect to the shares of Nipsco Common Stock subject to the Company Options assumed in accordance with this Section 5.22 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Company Options remain outstanding. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to its Key Employee Stock Option Plan to permit the assumption of unexercised Company Options by Nipsco pursuant to this Section 5.22.

                                  ARTICLE VI

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

  6.1 Conduct of Business of Company Pending the Merger. Prior to the date hereof, the Company shall have delivered a capital budget of the Company and its Subsidiaries dated December 17, 1997 (the "Company Capital Budget") . During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that except as expressly contemplated or permitted by this Agreement or in connection with any joint venture that the Company and Nipsco may enter into, or to the extent that Nipsco shall otherwise consent in writing (it being understood that if a particular activity is permissible as a result of its being disclosed and, where applicable, approved by Nipsco under any one of the Article VI sections of the Company Disclosure Schedule, that activity will not be prohibited under any of the sections of Article VI):

    6.1.1 Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, keep available the services of their current officers and key employees, endeavor to preserve the goodwill and relationships with regulators, customers, suppliers and others having business dealings with them, all to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

    6.1.2 Dividends; Changes in Stock. The Company shall not, and it shall not permit any of its Subsidiaries, to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for the declaration and payment, with Record Dates and usual payment dates, of regular quarterly cash dividends on the Company Common Shares not in excess, in any fiscal year, of the dividends for the prior fiscal year increased at a rate consistent with past practice, or dividends payable by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (x) except as required by the terms of any such securities outstanding on the date hereof, (y) the redemption of Company Preferred A Shares and Company Preferred B Shares at the lowest applicable redemption price in accordance with the terms thereof and (z) Company Shares in ordinary market transactions not in excess of the number of Company Shares required to be issued pursuant to stock grants or stock-based awards made as of the date hereof pursuant to the Company Stock Plans in accordance with the present terms of such plans. Notwithstanding anything in this Section 6.1.2 to the contrary, the Company may declare a special dividend, to be paid at or immediately prior to the Closing, up to but not in excess of an amount per share determined by multiplying the "Daily Rate" times the number of days between December 17, 1998 and the Closing. For purposes of the foregoing, the Daily Rate shall mean the dollar amount per share that results from dividing (A) the difference between (x) the Company's publicly reported earnings per share (normalized for the effects of weather) for the twelve months ended as of the end of the most recently completed quarter for which earnings have been publicly reported prior to the Closing (adjusted to eliminate the effect of any extraordinary items or other mutually agreed-upon nonrecurring items, including, but not limited to, the financial impact of the leaseback of the Metscan AMR devices) and (y) the greater of (i) the aggregate amount of the Company's regular cash dividends per share paid during the same twelve month period or (ii) $1.58 by (B) 365; provided, however, that in no event shall the Daily Rate exceed $0.00219. As used herein, "Record Date" means each February 15, May 15, August 15 or November 15 (or, if such date is not a business day, the first business day immediately following such date).

    6.1.3 Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge, dispose of or encumber, or authorize or propose to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock of any class or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any shares of capital stock or other voting securities or convertible securities of the Company or any of its Subsidiaries, other than: the issuance of the Company Common Shares pursuant to stock grants or stock-based awards made as of the date hereof pursuant to the Company Stock Plans in accordance with the present terms of such plans and issuances of stock by Subsidiaries to its direct or indirect parent.

    6.1.4 Capital Expenditures. Except for capital expenditures that the Company or any of its Subsidiaries are required to make under applicable law, the Company shall not, nor shall the Company permit any of its Subsidiaries to, make capital expenditures (including capital lease obligations) in excess of the amounts budgeted for capital expenditures as set forth in the Company Capital Budget.

    6.1.5 No Acquisitions. Except as set forth in Section 6.1.5 of the Company Disclosure Schedule and not objected to by Nipsco within 45 days after the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

    6.1.6 No Dispositions. Except as set forth in Section 6.1.6 of the Company Disclosure Schedule, and except for dispositions in the ordinary course of business as to which the market value is not in excess of $2 million singularly or aggregate, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

    6.1.7 No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; provided that nothing in this Section 6.1.7 preclude any such transaction which involves only wholly owned Subsidiaries of the Company.

    6.1.8 Limitation on Investment in Joint Ventures. Except as set forth in
  Section 6.1.8 of the Company Disclosure Schedule, the Company will not make, and will not permit any Subsidiary to make, any additional material investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to any joint venture or partnership.

    6.1.9 Certain Employee Matters. Except as may be required by applicable law or any agreement to which the Company or any of its Subsidiaries is a party on the date hereof or as set forth in Section 6.1.9 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

      (i) except in the ordinary course of business consistent with past practice, increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of the Company or any of its Subsidiaries and maintained by, contributed to or entered into by, the Company or any of its Subsidiaries on or prior to the date hereof, including, without limitation, any Company Benefit Plan outstanding on the date hereof;

      (ii) except in the ordinary course of business consistent with past practice, increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer or employee of the Company or any of its Subsidiaries, except for (x) normal increases in the ordinary course of business consistent with past practice, provided that the overall non-bargaining base pay compensation budget for fiscal year 1998 shall not increase by more than 4% above the level approved as of the date hereof for fiscal year 1998, and for fiscal year 1999, the non-bargaining base pay compensation budget shall be at such level as is proposed by the Company and approved by Nipsco or (y) increases required under applicable law; or

      (iii) adopt, establish, enter into, implement or amend any plan, policy, employment agreement, severance agreement, or other contract, agreement or other arrangement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

    6.1.10 Indebtedness; Leases. Except as set forth in Section 6.1.10 of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money or guarantee, or enter into a "keepwell" or similar arrangement with respect to, any such indebtedness (including, without limitation, issuances or sales of any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries), other than (x) indebtedness between the Company or any of its Subsidiaries and another of its Subsidiaries and (y) additional indebtedness in the ordinary course of business under existing credit facilities, including the Company's commercial paper facilities, in an amount not to exceed $90,000,000 or (B) enter into any material operating lease or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, except with respect to indebtedness permitted pursuant to this Section 6.1.10 or
  (c) enter into any financial derivatives contract or purchase or sell any exchange traded derivative futures or option contract, except for natural gas hedging purposes in strict compliance with a price and/or basis risk management policy approved in writing by Nipsco.

    6.1.11 Governing Documents. Neither the Company nor any of its Subsidiaries shall amend or propose to amend its certificate of incorporation or by-laws (or similar governing documents).

    6.1.12 Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    6.1.13 Rate Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, the Company shall consult with Nipsco prior to implementing any changes in its or any of its Subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and the Company shall, and shall cause its Subsidiaries to, deliver to Nipsco a copy of each such filing or agreement at least five days prior to the filing or execution thereof so that Nipsco may comment thereon. The Company shall, and shall cause its Subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice.

    6.1.14 Gas Transmission and Storage. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary of the Company shall commence construction of any additional gas transmission, gas delivery or gas storage capacity, or obligate itself to purchase or otherwise acquire any additional transmission, delivery or storage facilities, or to sell or otherwise dispose of, or to share, any such facilities owned by it.

    6.1.15 Contracts. Except in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims under any such contract or agreement.

    6.1.16 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

    6.1.17 Permits. The Company shall, and shall cause its Subsidiaries to, maintain in effect all existing governmental permits (including
  Environmental Permits) which are material to their respective operations.

    6.1.18 Discharge of Liabilities. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or as required by their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents, or incurred in the ordinary course of business consistent with past practice.

    6.1.19 1935 Act. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any activities which would cause a change in its status as a holding company exempt from the 1935 Act under Section 3(a)(2) pursuant to Rule 2 of that Act, or that would impair the ability of Nipsco to continue to claim an exemption under Section 3(a)(1) of the 1935 Act following the Merger.

    6.1.20 Tax Matters. The Company shall not make or rescind any material election or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law.

    6.1.21 Tax Status. The Company and Nipsco shall not, and shall not permit any of their Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

  6.2 Management of the Company and its Subsidiaries. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of its Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Nipsco concerning the management of the Company's and its Subsidiaries' businesses.

  6.3 Conduct of Business of Nipsco Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, Nipsco shall, and shall cause its Subsidiaries to, conduct their respective businesses so that the character of the business of Nipsco and its Subsidiaries taken as a whole will not be fundamentally altered. In no event shall either Nipsco or any of its Subsidiaries be required to notify the Company or obtain the Company's consent prior to making any acquisitions or dispositions of any businesses or assets.

  6.4 Other Actions. The Company and Nipsco shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions of the Merger set forth in
Article VII not being satisfied on or prior to the Closing Date.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    7.1.1 Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the Company Special Meeting.

    7.1.2 Governmental and Regulatory Consents. The Company Required Statutory Approvals and the Nipsco Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company as if it were organized as a separate subsidiary of Nipsco following the Merger or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or results of operations of Nipsco as if it were organized as a separate division of Nipsco following the Merger, or that would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

    7.1.3 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

    7.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such order or injunction vacated.

    7.1.5 NYSE Listing. The Nipsco Common Shares issuable to the Company's shareholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

    7.1.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    7.1.7 Share Purchase Rights. The common share purchase rights issued pursuant to the Shareholder Rights Agreement shall have been redeemed.

  7.2 Conditions to Obligations of Nipsco. The obligations of Nipsco to effect the Merger are further subject to the following conditions:

    7.2.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent expressly given as of a specified date) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to Nipsco a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 7.2.1.

    7.2.2 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Nipsco a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 7.2.2.

    7.2.3 Tax Opinion. Nipsco shall have received the opinion dated the Closing Date of SH&W, to the effect that for federal income tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss shall be recognized by Nipsco, Acquisition or the Company as a consequence of the Merger. In rendering such opinion, SH&W shall be entitled to receive and may rely on representations contained of Nipsco, Acquisition, Northern, the Company and certain shareholders of the Company, which are in form and substance reasonably satisfactory to such counsel.

    7.2.4 Consents and Approvals. The Company and its Subsidiaries shall have received the consents set forth in Section 3.4 of the Company Disclosure Schedule.

  7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

    7.3.1 Representations and Warranties. The representations and warranties of Nipsco contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date and except for the representations and warranties set forth in Sections 4.9 and 4.13) as of the Closing Date as though made on the Closing Date, and Nipsco shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of Nipsco and to the effect set forth in this Section 7.3.1.

    7.3.2 Performance of Obligations of Nipsco. Nipsco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Nipsco shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of Nipsco and to the effect set forth in this
  Section 7.3.2.

    7.3.3 Tax Opinion. The Company shall have received the opinion dated the Closing Date of LLG&M, to the effect that for federal income tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that shareholders of the Company shall not be subject to federal income tax on the receipt of Nipsco Common Shares in exchange for Company Shares pursuant to the Merger. In rendering such opinion, LLG&M shall be entitled to receive and may rely on representations of Nipsco, Acquisition, Northern, the Company and certain shareholders of the Company, which are in form and substance reasonably satisfactory to such counsel.

    7.3.4 Consents and Approvals. Nipsco and its Subsidiaries shall have received the consents set forth in Section 4.4 of the Nipsco Disclosure Schedule.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

    8.1.1 by mutual written consent of Nipsco and the Company;

    8.1.2 by either Nipsco or the Company, by written notice to the other:

      (i) if, upon a vote at a duly held Company Special Meeting, the Company Requisite Vote shall not have been obtained;

      (ii) if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that such date shall automatically be changed to June 30, 1999 if, on December 31, 1998:

        (a) the conditions set forth in Section 7.1.2 have not been satisfied or waived;

        (b) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and

        (c) any approvals required by Section 7.1.2 that have not yet been obtained are being pursued with diligence; provided, further, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

      (iii) if either party shall have exercised its rights set forth in
    Section 1.2.2 of this Agreement on or after December 31, 1998;

      (iv) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

      (v) if the Company Board shall have exercised its rights set forth in
    Section 5.10 of this Agreement.

    8.1.3 by the Company if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Nipsco hereunder and such breach shall not have been remedied within 20 days after receipt by Nipsco of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; or

    8.1.4 by Nipsco if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder and such breach shall not have been remedied within 20 days after receipt by the Company of notice in writing from Nipsco, specifying the nature of such breach and requesting that it be remedied.

  8.2 Effect of Termination.

    8.2.1 In the event of termination of this Agreement by either the Company or Nipsco as provided in Section 8.1, except as provided in Sections 8.2.4 and 8.2.5, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Nipsco or the Company, other than the last sentence of Section 5.7 and Sections 8.2 and 11.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

    8.2.2 In the event of termination of this Agreement by Nipsco pursuant to
  Section 8.1.4 and at such time no third party Acquisition Proposal has been made, the Company shall pay to Nipsco as liquidated damages and not as a penalty, an amount in cash equal to the out-of-pocket expenses and fees incurred by Nipsco arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $10,000,000 within 60 days of such termination, provided that Nipsco shall not be in material breach of its obligations under this Agreement.

    8.2.3 In the event of termination of this Agreement by the Company pursuant to Section 8.1.3, Nipsco shall pay to the Company, as liquidated damages and not as a penalty, an amount in cash equal to the out-of- pocket expenses and fees incurred by the Company arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $10,000,000 within 60 days of such termination, provided that the Company shall not be in material breach of its obligations under this Agreement.

    8.2.4 If (i) this Agreement is terminated (x) pursuant to Section 8.1.2(v), (y) following a failure to hold the Company Special Meeting or failure to obtain the Company Requisite Vote, as the case may be, or (z) pursuant to Section 8.1.4; and (ii) in the case of clauses (y) and (z), at the time of such termination there shall have been made a third party Acquisition Proposal then promptly (but not later than 30 days after such termination), the Company shall pay to Nipsco a fee of $10,000,000.

    8.2.5 If Section 8.2.4 is applicable and a transaction contemplated by the Acquisition Proposal referred to in Section 8.2.4 or any other Acquisition Proposal that the Company Board accepts in lieu of the Acquisition Proposal referred to in Section 8.2.4 is consummated within two and one-half years of termination of this Agreement, the Company shall pay to Nipsco an additional fee of $15,000,000 upon such consummation.

    8.2.6 The payments provided in Sections 8.2.2, 8.2.3, 8.2.4 and 8.2.5 shall be the parties' sole and exclusive remedies hereunder for the termination of this Agreement under the circumstances in which such payments are paid (regardless of any breach of this Agreement), and upon such delivery of such payment to Nipsco or the Company, as the case may be, no person shall have any further claim or rights against the Company, Nipsco or Acquisition under this Agreement.

  8.3 Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment shall be made that reduces the Merger Consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  8.4 Extension; Waiver. At any time prior to the Effective Time, subject to applicable law, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Nipsco or the Company, action by its board of directors or the duly authorized designee of its board of directors.

                                  ARTICLE IX

                            SURVIVAL OF PROVISIONS

  9.1 Survival. The representations and warranties respectively required to be made by the Company and Nipsco in this Agreement, or in any certificate, respectively, delivered by the Company or Nipsco pursuant to Section 7.2 or
Section 7.3 hereof, shall terminate upon the Closing and be of no further force or effect.

                                   ARTICLE X

                                    NOTICES

  10.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and shall be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), transmitted by facsimile or delivered by courier, as follows:

    If to the Company, to:

      Bay State Gas Company
      300 Friberg Parkway
      Westborough, Massachusetts 01581-5039
      Attention: Joel L. Singer
      Telephone: 508-836-7310
      Facsimile: 508-836-7075
    with a copy to:

      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      125 West 55th Street New
      York, New York 10019
      Attention: Douglas W. Hawes, Esq.
      Telephone: 212-424-8000
      Facsimile: 212-424-8500

    If to Nipsco, to:

      NIPSCO Industries, Inc.
      5265 Hohman Avenue
      Hammond, Indiana 46320
      Attention: Stephen P. Adik
      Telephone: 219-647-6012
      Facsimile: 219-647-6060

    with copies to:

      Schiff Hardin & Waite
      7200 Sears Tower
      Chicago, Illinois 60606
      Attention: Peter V. Fazio, Jr.
      Telephone: 312-876-1000
      Facsimile: 312-258-5600

  All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 10.1 shall, whether sent by mail, facsimile or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this
Section 10.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Massachusetts are authorized or obligated to close under the laws of Massachusetts.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes, except as set forth in Section 5.7 with respect to the Confidentiality Agreement, all prior communications, agreements, understandings, representations and warranties, whether oral or written, between the parties hereto. There are no oral or written agreements, understandings, representations or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement.

  11.2 Expenses. The Company and Nipsco each shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that (i) the filing fee in respect of the notification and report under the HSR Act and (ii) the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement and the preparation and filing of the Registration Statement shall be borne equally by the Company and Nipsco.

  11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  11.4 No Third Party Beneficiary. Except as otherwise specifically provided in Section 5.13, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and Nipsco and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

  11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed therein.

  11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  11.7 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) all references to "dollars" or "$" refer to currency of the United States of America; (vi) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, trust or other entity, enterprise, authority or business organization; and (vii) the term "or" is inclusive.

  11.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Company or Nipsco under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

  In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and Nipsco effective as of the date first written above.

                                        Nipsco Industries, Inc.

                                                    /s/ Gary L. Neale
                                        By: ___________________________________
                                           Name:Gary L. Neale
                                           Title: Chairman, President and
                                                  Chief Executive Officer

                                        Bay State Gas Company

                                                    /s/ Roger A. Young
                                        By: ___________________________________
                                           Name:Roger A. Young
                                           Title: Chairman and Co-Chief
                                                  Executive Officer

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